Exhibit 10.2

April 23rd, 2018
Sarah Glickman
[XXXXXXXX]

Dear Sarah,

All indications point to an excellent match between your skills, values and interests and the needs and opportunities at XPO Logistics. We are pleased to offer you the position of Senior Vice President, Corporate Finance in our Greenwich, CT office starting on 06/01/2018. In this role, you will report to John Hardig, Chief Financial Officer.

The following terms and conditions apply to this offer of employment.

1. This offer is contingent upon your ability to provide the proper documentation to establish your identity and eligibility for employment required under the Immigration Reform & Control Act of 1986 and the satisfactory results of requisite background/reference checks.

2. Our offer of employment is contingent upon your execution of XPO's standard confidential information protection agreement (the "CIPA").

COMPENSATION

In exchange for services provided, you will receive the following compensation package:

Base Salary: You will receive $16,346.15 on a biweekly basis, or $425,000 annually, subject to applicable taxes and withholdings.

Annual Incentive Bonus: The bonus structure is based on a target % of annual base salary. The target incentive for you is 75% of your base salary. Your annual incentive bonus will NOT be pro-rated for 2018.

Equity Awards: Subject to approval of the Compensation Committee of XPO's Board of Directors (the “Committee”) or its Delegate, you will be granted a sign-on award of 17,050 shares consisting of 100% Time-Based Restricted Stock Units {RSUs), as soon as practicable after your start date. The RSU stock units will vest in equal increments on the first six anniversaries of grant date, subject to your continuing employment with XPO on such date. These RSU grants will be subject to the terms and conditions of equity grant agreements in XPO's standard form for comparable grants.

Long Term Equity: In addition, you will receive 1,900 shares as a pro-rated 2018 performance year grant consisting of 100% Time-Based Restricted Stock Units (RSUs). This grant of RSU stock units will vest in equal increments 50% at second anniversary of grant date and 50% at third anniversary of grant date, subject to your continuing employment with XPO on such date. Any such award will be contingent upon the approval of the Committee or its Delegate. As an at will employee all incentive or compensation programs are subject to change in the sole discretion of the Company.

Relocation Plan: You are eligible for XPO relocation benefits. Attached for your reference is Relocation Benefits Summary. In the event that you voluntarily leave XPO before you have completed 12 months of continuous employment you will be required to repay 100% of the cost of the relocation. Greater than 12 months, but less than 24 months of continuous employment, then we will dismiss 50% of your relocation bonus. If you wish to participate in relocation benefits, please complete the attached Relocation

Repayment Agreement and Relocation Information Form and return them with your signed offer of acceptance. If you have any questions about relocation benefits, then please feel free to contact Ed Ashworth, our Global Mobility Manager, at [XXXXXXXX] or [XXXXXXXX].

Paid Time Off (PTO): You will accrue 120 hours (15 Days) per year. Your PTO accrual begins on your hire date. You will be eligible to use PTO after 90 days of employment.

Additional information related to your employment at XPO Logistics is contained In the XPO Logistics Employee Handbook.

BENEFITS: You become eligible for XPO health & wellness benefits on the 1st of the month following your hire date (example: If you start on March 15th, your benefits are effective on April 1st). You will have 30 days from the date of hire to elect health & welfare benefits as this is considered a qualifying event. The next the available time to elect benefits will be in the annual open enrollment period- typically in November with a January 1 effective date. Benefits eligibility is consistent with standard company policies and programs for similarly situated employees as determined by the Company and and includes:

•	Medical

•	Dental

•	Vision

•	Short Term and Long-Term Disability

•	401(k) plan

•	Life Insurance and AD&D

XPO reserves the right to change policies and programs upon reasonable notice. All compensation (base salary and bonus), benefits and perquisites offered to you will be subject to applicable federal, state, local taxes and withholdings.

Your employment relationship with XPO will be on an "at will" basis. There is no implied long-term contract and you and XPO are free to terminate your employment for any or no reason, with or without cause. Neither this offer letter nor any other written or verbal communications create a contract of employment or a promise of long-term employment. “At will" employment permits XPO to change the terms and conditions of employment at any time with or without notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. While supervisors and managers have certain hiring authority, no supervisor or manager of XPO has any authority to alter the “at-will” relationship.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, nonsolicitation or similar restrictions or covenants in favor of any prior employer or other party.

You further confirm that you have carefully reviewed your files (whether computer files or hard copies, and whether on a personal e-mail account or a business e-mail account) and have deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer.

You agree that you will not bring any such files onto the premises of XPO, or use any such files in any way in connection with your duties at XPO.

You acknowledge that a violation of the foregoing representations and agreements is grounds for immediate termination of employment for “cause”.

We look forward to having you join our team. You will be an asset as we move forward in the continued growth of the organization. Please confirm your acceptance of this offer by signing and returning one copy of this offer and your new hire paperwork, scan and email to [XXXXXXXX]. This offer of employment is valid through April 27th, 2018, unless other arrangements are made. Please don't hesitate to contact me if you have questions and/or points of clarification.

Regards,

/s/ Meghan Henson 4/27/18
Meghan Henson, Chief Human Resources Officer

/s/ Sarah JS Glickman
April 24th, 2018